Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Ed Tagliaferri: 212 981 5182 / edmund_tagliaferri@dkcnews.com

Michael Paluszek 212 981 5149 / michael_paluszek@dkcnews.com

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

APPROVES NET ASSET VALUE OF $11.80 PER SHARE

NAV appreciation and 7.0% distribution rate yield stockholders 17.8% return for 2012

New York, NY, (January 31, 2013) – Lightstone Value Plus Real Estate Investment Trust, Inc. (“LVPR”) – a publicly registered non-traded real estate investment trust (“REIT”) – recently announced its estimated net asset value (“NAV”) per share of $11.80 as of September 30, 2012, an increase of (i) $1.15 per share, or 10.8%, above its previous estimated NAV per share of $10.65 as of December 31, 2011 and (ii) $1.80 per share, or 18.0%, above its initial offering price per share of $10.00.

“We are extremely proud of the efforts which resulted in the 10.8% increase in LVPR’s NAV per share. Coupled with our 7.0% distribution rate, the yield to our stockholders was 17.8% for 2012 and those stockholders that invested at our inception have now received cumulative distributions equal to 48.7% of their initial investment,” said David Lichtenstein, LVPR’s chairman and CEO. “We believe these accomplishments are a reflection of our unique ability to identify and target value creation opportunities in real estate investments and successfully deliver results.”

On December 21, 2012, LVPR’s board of directors determined and approved LVPR’s estimated NAV of approximately $359.3 million and resulting NAV per common share of $11.80, both as of September 30, 2012. Additionally, in connection with such determination, LVPR engaged an independent third party valuation firm to perform a review of its estimated values of assets and liabilities as of September 30, 2012. The third party valuation firm independently estimated a range of values for LVPR’s assets and liabilities as of September 30, 2012 and confirmed that LVPR’s estimated NAV was reasonable and within the valuation firm’s estimated range.

About LVPR

LVPR is a non-traded REIT sponsored by The Lightstone Group. Founded in 1988 by David Lichtenstein, The Lightstone Group has grown to become one of the largest privately held real estate companies in the United States. Its diversified portfolio of hospitality, industrial, office, retail and residential real estate assets includes 8.1 million square feet of commercial space and more than 11,000 multifamily units in 19 states, the District of Columbia and Puerto Rico.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

In evaluating the distribution rates disclosed above, it is important to note that distributions have been sourced in part from borrowings and offering proceeds, and have been paid in excess of earnings.

Neither the Financial Industry Regulatory Authority, the Internal Revenue Service nor the Department of Labor provides any guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of common stock, and these differences could be significant. The estimated value per share of common stock is not audited and does not represent the fair value of our assets less our liabilities in accordance with accounting principles generally accepted in the United States, nor does it represent a liquidation value of our assets and liabilities or the amount shares of common stock would trade at on a national securities exchange. Additionally, our estimated value per share of common stock does not reflect any distributions which would be payable upon our liquidation to an affiliate of The Lightstone Group, LLC, a New Jersey limited liability company and our sponsor, as holder of subordinated profits interests in our operating partnership, which may lower the fair market value or liquidation value of our shares of common stock.

Please see the Current Report on Form 8-K filed with the United States Securities and Exchange Commission on January 16, 2013 for a detailed description of the methodology and key assumptions used to determine the estimated value per share and the limitations of the estimated value per share. If you’d like us to send you a copy, please contact us via the information above.

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